                              UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                SCHEDULE 13G

                 Under the Securities Exchange Act of 1934
                          (Amendment No.       )*
                                         ------

                       MultiMedia Access Corporation
--------------------------------------------------------------------------------
                              (Name of Issuer)

                                Common Stock
--------------------------------------------------------------------------------
                       (Title of Class of Securities)

                               6254 44 10 4
                     ----------------------------------
                              (CUSIP Number)

                             February 24, 1999
--------------------------------------------------------------------------------
              (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     / / Rule 13d-1(b)

     /X/ Rule 13d-1(c)

     / / Rule 13d-1(d)

   *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

----------------------                                       -----------------
CUSIP No. 6254 44 10 4                                       PAGE 2 OF 5 PAGES
----------------------                                       -----------------

-------------------------------------------------------------------------------
 (1) NAMES OF REPORTING PERSONS.
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

     Adkins Family Partnership, Ltd.
-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a)  / /
     (See Instructions)                                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC USE ONLY

-------------------------------------------------------------------------------
 (4) CITIZENSHIP OR PLACE OF ORGANIZATION
     United States
-------------------------------------------------------------------------------
                              (5) SOLE VOTING POWER
      NUMBER OF                   649,224
       SHARES                --------------------------------------------------
     BENEFICIALLY             (6) SHARED VOTING POWER
      OWNED BY                    0
        EACH                 --------------------------------------------------
      REPORTING               (7) SOLE DISPOSITIVE POWER
       PERSON                     649,224
        WITH:                --------------------------------------------------
                              (8) SHARED DISPOSITIVE POWER
                                  0
-------------------------------------------------------------------------------
 (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     649,224
-------------------------------------------------------------------------------
(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                          / /
-------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     5.4%
-------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON
     IN
-------------------------------------------------------------------------------

----------------------                                       -----------------
CUSIP No. 6254 44 10 4                                       PAGE 3 OF 5 PAGES
----------------------                                       -----------------

ITEM 1.

    (a)   Name of Issuer
          MultiMedia Access Corporation, a Delaware corporation (the "Company")
          ---------------------------------------------------------------------
    (b)   Address of Issuer's Principal Executive Offices
          2665 Villa Creek Drive, Suite 200, Dallas, Texas 72534
          ---------------------------------------------------------------------

ITEM 2.

    (a)   Name of Person Filing:
          Adkins Family Partnership, Ltd.
          ---------------------------------------------------------------------
    (b)   Address of Principal Business Office or, if none, Residence:
          1601 Elm Street, Suite 3000, Dallas, Texas 75201
          ---------------------------------------------------------------------
    (c)   Citizenship:
          United States
          ---------------------------------------------------------------------
    (d)   Title of Class of Securities:
          Common Stock
          ---------------------------------------------------------------------
    (e)   CUSIP No.:
          6254 44 10 4
          ---------------------------------------------------------------------

Item 3. If this statement is filed pursuant to Rule 13d-1(b) or Rule 13d-2(b) or (c), check whether the person filing is a:

    (a) / / Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

    (b) / / Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

    (c) / / Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

    (d) / / Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

    (e) / / An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

    (f) / / An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

    (g) / / A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii))G);

    (h) / / A savings association as defined in section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

    (i) / / A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

    (j) / / Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

    If this statement is filed pursuant to Rule 13d-1(c), check this box.  /X/

----------------------                                       -----------------
CUSIP No. 6254 44 10 4                                       PAGE 4 OF 5 PAGES
----------------------                                       -----------------

Item 4.  Ownership

    (a) Amount beneficially owned:
        649,224
    ---------------------------------------------------------------------------
    (b) Percent of class:
        5.4%
    ---------------------------------------------------------------------------

    The calculation of the percentage of beneficial ownership of the Company's Common Stock is based upon 12,133,595 shares outstanding on March 22, 1999, as reported in the Company's most recent Quarterly Report on Form 10-KSB, filed March 26, 1999.

    Item 4(c) Number of shares as to which the person has:

              (i)   Sole power to vote or to direct the vote:
                    649,224
              -----------------------------------------------------------------
              (ii)  Shared power to vote or to direct the vote:
                    0
              -----------------------------------------------------------------
              (iii) Sole power to dispose or to direct the disposition of:
                    649,224
              -----------------------------------------------------------------
              (iv)  Shared power to dispose or to direct the disposition of:
                    0
              -----------------------------------------------------------------

Item 5.  Ownership of Five Percent or Less of a Class.

    If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. / /

Item 6.  Ownership of More than Five Percent on Behalf of Another Person

         Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

         Not Applicable.

Item 8.  Identification and Classification of Members of the Group

         Not Applicable.

Item 9.  Notice of Dissolution of Group

         Not Applicable.

Item 10. Certification

         Item 10(a)    Not Applicable.

         Item 10(b) By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or a a participant in any transaction having that purpose or effect.

----------------------                                       -----------------
CUSIP No. 6254 44 10 4                                       PAGE 5 OF 5 PAGES
----------------------                                       -----------------

                                  SIGNATURE

    After reasonable inquiry and to the best of the undersigned's knowledge and belief, the undersigned certifies that the information set forth in this Filing is true, complete and correct.


                                       ADKINS FAMILY PARTNERSHIP, LTD.


March 31, 1999                         /s/ M. Douglas Adkins
                                       ----------------------------------------
                                       By: M. Douglas Adkins
                                       Title: General Partner